UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ROCKLEY PHOTONICS HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

+44 (0) 1865 292017

September [●], 2022

Dear Shareholder:

You are cordially invited to attend an Extraordinary General Meeting of Shareholders of Rockley Photonics Holdings Limited, which will be held at 11:00 A.M. Pacific Time (US), on Monday, October 31, 2022. The Extraordinary General Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. You will be able to attend the Extraordinary General Meeting by visiting www.proxydocs.com/RKLY and using the 12-digit control number included in your proxy materials.

On May 26, 2022, Rockley Photonics Holdings Limited (the “Company”) sold Convertible Senior Secured Notes due 2026 (the “Initial Notes”), initially in an aggregate principal amount not to exceed $81,500,000, and warrants (the “Initial Warrants”) to purchase approximately 26,500,000 ordinary shares of the Company, $0.000004026575398 par value per share (“ordinary shares”), at an exercise price of $5.00 per share, subject to certain antidilution adjustments. The Company also granted the purchasers of the Initial Notes and Initial Warrants an option to purchase up to an additional $81,500,000 aggregate principal amount of Convertible Senior Secured Notes due 2026 (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that would be issued under, and governed by, the indenture that governs the Initial Notes and warrants (the “Additional Warrants” and, together with the Initial Warrants, the “Warrants”) for a period of 12 months following the effectiveness of a registration statement covering the ordinary shares issuable upon conversion and exercise of the Initial Notes and Initial Warrants.

Our ordinary shares are listed on the NYSE and we are subject to the NYSE Listed Company Manual. Because the conversion of the Notes may result in the issuance of a number of our ordinary shares equal to or more than 20% of our issued and outstanding ordinary shares (“Share Cap”), pursuant to NYSE rules, at the Extraordinary General Meeting you will be asked to consider and approve the issuance of any ordinary shares issuable upon conversion of the Notes, including ordinary shares that we may issue under certain circumstances in satisfaction of an interest make-whole payment that may arise in connection with certain conversions, in excess of the Share Cap. The formal notice of the Extraordinary General Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you plan to attend the Extraordinary General Meeting, it is important that your shares be represented and voted at the Extraordinary General Meeting. After reading the Proxy Statement, please promptly vote. Your shares cannot be voted unless you vote by Internet or telephone, vote as instructed by your broker, or vote your shares electronically at the Extraordinary General Meeting.

We look forward to seeing you at the meeting.

Sincerely,

Dr. Andrew Rickman

Chief Executive Officer

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

+44 (0) 1865 292017

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS To Be Held on Monday, OCTOBER 31, 2022

To Our Shareholders:

Rockley Photonics Holdings Limited will hold an Extraordinary General Meeting of Shareholders at 11:00 A.M., Pacific Time (US), on Monday, October 31, 2022. The Extraordinary General Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. You will be able to attend the Extraordinary General Meeting by visiting www.proxydocs.com/RKLY and using the 12-digit control number included in your proxy materials.

We are holding this Extraordinary General Meeting to approve the issuance of any ordinary shares issuable upon conversion of the Notes (as defined in this Proxy Statement), including ordinary shares that we may issue under certain circumstances in satisfaction of an interest make-whole payment that may arise in connection with certain conversions, in excess of the Share Cap (as defined in this Proxy Statement) (the “Proposal”).

Shareholders of record at the close of business on September 29, 2022 (the “Record Date”) are entitled to notice of and to vote at the Extraordinary General Meeting and any adjournments or postponements of the Extraordinary General Meeting.

It is important that your shares be represented at this meeting. Whether or not you expect to attend the virtual Extraordinary General Meeting, please vote at your earliest convenience by following the instructions in the enclosed proxy card Please review the detailed instructions on page 1 regarding your voting options.

By Order of the Board of Directors,

Tom Adams

General Counsel and Secretary

Altrincham, United Kingdom

September [●], 2022

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting of Shareholders to be held on October 31, 2022: This Proxy Statement is available free of charge at www.proxyvote.com.

i

Rockley Photonics Holdings Limited

3rd Floor 1 Ashley Road

Altrincham, Cheshire

United Kingdom, WA14 2DT

PROXY STATEMENT

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors (the “Board) of Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands with limited liability (“we,” “us,” “our,” “Rockley” or the “Company”), of proxies in the accompanying form to be used at the Extraordinary General Meeting of Shareholders of the Company to be held virtually on Monday, October 31, 2022 at 11:00 A.M., Pacific Time (US), and any adjournments or postponements thereof (the “Extraordinary General Meeting”).

This Proxy Statement is being mailed to shareholders on or about October 3, 2022.

IMPORTANT

Please promptly vote by Internet or telephone, or by following the instructions provided by your broker, bank or nominee, so that your shares can be represented at the Extraordinary General Meeting.

You may vote in one of the following ways:

Internet	Telephone	Mail	At the Virtual Meeting
Shareholders of record may vote online at www.proxypush.com/RKLY	Shareholders of record may call the toll-free number at (866) 648-8133	Follow the instructions in your proxy materials	Visit www.proxydocs.com/RKLY and use the 12-digit control number included in your proxy materials

Questions and Answers About

the Proxy Materials and the Extraordinary General Meeting

Why am I receiving these materials?

Our Board is soliciting your proxy to vote at the Extraordinary General Meeting, including at any adjournments or postponements of the meeting. This Extraordinary General Meeting will be held virtually. You are invited to attend the Extraordinary General Meeting via live audio webcast to vote electronically on the proposal described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by Internet or telephone. Shareholders are encouraged to vote and submit proxies in advance of the Extraordinary General Meeting by Internet or telephone as early as possible to avoid processing delays.

Will there be any other items of business on the agenda?

The Extraordinary General Meeting has been called only to consider the approval of the Proposal. No matters will be considered at the Extraordinary General Meeting other than those relating to the purposes included in the notice of the Extraordinary General Meeting.

Who is entitled to vote?

Shareholders of record at the close of business on the Record Date, September 29, 2022, may vote at the Extraordinary General Meeting. Each shareholder is entitled to one vote for each share of the Company’s ordinary shares held as of the Record Date. As of the close of business on [●], 2022, the most recent practicable date for which such information was available, there were [●] of our ordinary shares outstanding. Each holder of our ordinary shares is entitled to one vote for each ordinary share owned on such record date.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, a shareholder of record. The Notice has been sent directly to you by us.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Notice has been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the shareholder of record.

How do I vote?

You may vote using any of the following methods:

By Internet – Shareholders of record may submit proxies by following the Internet voting instructions on their proxy cards prior to the Extraordinary General Meeting. Most shareholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible.

By Telephone – Shareholders of record may submit proxies by following the telephone voting instructions on their proxy cards prior to the Extraordinary General Meeting. Most shareholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible.

By Mail – If you would like to receive a paper copy of the proxy card, you must request one. Shareholders of record may submit paper proxies by completing, signing and dating the proxy card and returning it in the prepaid envelope enclosed with the proxy card. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the Proposal. Shareholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

At the Virtual Meeting – Shares held in your name as the shareholder of record may be voted electronically at the Extraordinary General Meeting by following the instructions you receive after visiting and registering to attend the meeting at www.proxydocs.com/RKLY and using the 12-digit control number included in your proxy materials. If you have already voted previously by Internet or telephone, there is no need to vote again at the Extraordinary General Meeting unless you wish to revoke and change your vote. Shares held beneficially in street name may be voted electronically at the Extraordinary General Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares, and by following the instructions you receive after visiting and registering to attend the meeting at www.proxydocs.com/RKLY and using your control number.

Even if you plan to attend the Extraordinary General Meeting via live audio webcast, we recommend that you also submit your proxy or voting instructions or vote by Internet, telephone or mail prior to the meeting so that your vote will be counted if you later decide not to attend the meeting.

Internet	Telephone	Mail	At the Virtual Meeting
Shareholders of record may vote online at www.proxypush.com/RKLY	Shareholders of record may call the toll-free number at 866-425-1670	Follow the instructions in your proxy materials	Visit www.proxydocs.com/RKLY and use the control number included in your proxy materials

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Extraordinary General Meeting. If you submitted your proxy by Internet or telephone, you may change your vote or revoke your proxy with a later Internet or telephone proxy, as the case may be. If you are a shareholder of record and submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Extraordinary General Meeting, a valid, later-dated proxy. Attendance at the Extraordinary General Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Extraordinary General Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, you must obtain a legal proxy through your broker and present it to the tabulation agent in advance of the Extraordinary General Meeting. Please consult the voting instructions or contact your broker, bank or nominee.

How are votes counted?

Under the laws of the Cayman Islands and our Amended and Restated Memorandum and Articles of Association, the affirmative vote of a simple majority of the ordinary shares cast is necessary for approval of the Proposal. Abstentions will have no effect on the outcome of the vote for the Proposal under Cayman Islands law.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of our Board (i.e., “FOR” the proposal).

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker or nominee does not have discretionary voting authority to vote on that matter without instructions from the beneficial owner and instructions are not given. Discretionary items are proposals considered “routine” under the rules of the New York Stock Exchange (the “NYSE”), such as the ratification of the appointment of our independent auditors. For such proposals considered “routine”, the broker or nominee may exercise discretion and vote your shares, despite your lack of instruction. The Proposal is considered a “non-routine” item for which brokers and nominees do not have discretionary voting power and, therefore, broker non-votes may exist with respect to the Proposal. In tabulating the voting result for the Proposal, shares that constitute broker non-votes are not considered votes cast on the Proposal. Thus, broker non-votes will not affect the outcome of the matter being voted on at the Extraordinary General Meeting, assuming that a quorum is obtained.

What vote is required to approve the Proposal? How does the Board recommend that I vote and what is the voting requirement for the Proposal?

The affirmative “FOR” vote from a majority of the votes cast at the Extraordinary General Meeting will be required to approve the Proposal. The table below describes the vote required to approve the Proposal to be considered at the Extraordinary General Meeting:

Board Recommendation	Vote Required	Effect of Abstentions(1)	Broker Discretionary Voting Allowed?(2)
FOR	The affirmative “FOR” vote from a majority of the votes cast at the Extraordinary General Meeting.	No effect Not considered votes cast on this proposal	No Brokers without voting instructions will not be able to vote on this proposal

(1)	As noted below, abstentions will be counted as present for purposes of establishing a quorum at the Extraordinary General Meeting.
(2)

Only relevant if you are the beneficial owner of shares held in street name. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Extraordinary General Meeting.

What constitutes a quorum?

The presence online at the Extraordinary General Meeting or represented by proxy, of the holders of an aggregate of one-third of the ordinary shares outstanding on the Record Date, will constitute a quorum. As of the close of business on [●], the most recent practicable date for which such information was available, [●] of our ordinary shares were outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What is “householding” and how does it affect me?

We have adopted a process for mailing our proxy materials called “householding” which has been approved by the SEC. Householding means that shareholders who share the same last name and address will receive only one copy of our proxy materials, unless we receive contrary instructions from any shareholder at that address.

If you prefer to receive multiple copies of our proxy materials at the same address, we will promptly provide additional copies upon request. If you are a shareholder of record, you may contact us by writing to Secretary, Rockley Photonics Holdings Limited, 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom, or by calling +44 (0) 1865 292017. Eligible shareholders of record receiving multiple copies of our proxy materials can request householding by contacting us in the same manner. We have undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of our proxy materials or you may request householding by notifying your broker, bank or other nominee.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our ordinary shares. We have engaged Mediant Communications Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $18,000 in total.

Why are we holding a virtual Extraordinary General Meeting?

The Extraordinary General Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast. In addition, we believe that the virtual meeting format will expand shareholder access and participation. You will not be able to attend the Extraordinary General Meeting in person.

How can I attend the virtual Extraordinary General Meeting?

The Extraordinary General Meeting will be a completely virtual meeting of shareholders conducted exclusively via live audio webcast. You will be able to attend the Extraordinary General Meeting via live audio webcast by visiting and registering at www.proxydocs.com/RKLY using your control number, which is included in your proxy materials. The Extraordinary General Meeting will begin promptly at 11:00 A.M., Pacific Time (US), on Monday, October 31, 2022. We encourage you to access the virtual meeting website prior to the start time. You may begin to log into the virtual meeting platform beginning at 10:45 A.M. Pacific Time (US), on Monday, October 31, 2022.

What if I have technical difficulties accessing or participating in the virtual Extraordinary General Meeting?

We will have technicians ready to assist you with technical difficulties you may have accessing, voting at or submitting questions at the Extraordinary General Meeting. Please refer to the technical support telephone number provided on the virtual meeting website login page.

PROPOSAL

The issuance of any ordinary shares issuable upon conversion of the Notes in excess of the Share Cap

Background

On May 26, 2022, we entered into a financing transaction relating to the issuance and sale for cash to certain subscribing investors of $81,500,000 aggregate principal amount of our Convertible Senior Secured Notes due 2026 (the “Initial Notes”) and warrants (the “Initial Warrants”) to purchase approximately 26.5 million of our ordinary shares at an exercise price of $5.00 per share, subject to certain anti-dilution adjustments. The Initial Notes were issued pursuant to an indenture (the “Indenture”), dated as of May 27, 2022, among the Company, certain of its subsidiaries, as guarantors (the “Guarantor Subsidiaries”), and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), pursuant to an exemption under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). We also granted the purchasers of the Initial Notes and Initial Warrants an option to purchase up to an additional $81,500,000 aggregate principal amount of Convertible Senior Secured Notes due 2026 (the “Additional Notes” and, together with the Initial Notes, the “Notes”) that would be issued under, and governed by, the Indenture and warrants (the “Additional Warrants” and, together with the Initial Warrants, the “Warrants”) for a period of 12 months following the effectiveness of a registration statement covering the ordinary shares issuable upon conversion and exercise of the Initial Notes and Initial Warrants. The Notes are senior secured obligations of the Company and the Guarantor Subsidiaries secured by substantially all assets of the Company and each Guarantor Subsidiary. Interest on the Notes is payable quarterly in arrears at a rate of 9.5% per annum if paid in cash or, subject to the satisfaction of certain conditions, at a rate of 12.0% per annum payable at a rate of 5.75% per annum in cash and 6.25% per annum through the issuance of additional Notes (“PIK Interest”), which will also bear interest. Interest on the Notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on August 15, 2022, and unless the context otherwise requires, references herein to the Notes include any interest paid as PIK Interest. The Notes will mature on May 15, 2026 (the “Maturity Date”) unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes are convertible at an initial conversion price equal to $3.08 per ordinary share (the “Conversion Price”) and subject to certain customary anti-dilution adjustments. Holders of the Notes have the right to convert all or a portion of their Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the Maturity Date and the right to receive additional ordinary shares if the Company elects, and is permitted under the Indenture, to pay the interest make-whole payment (as defined in the Indenture) that may become due in connection with certain conversions in ordinary shares. Upon conversion, holders of the Notes will receive ordinary shares and cash for fractional interests and except in connection with certain events, an interest make-whole payment for interest that would have accrued from the date of conversion until the Maturity Date, which interest make-whole payment shall be paid in cash or subject to the satisfaction of certain conditions, in ordinary shares at the Company’s election.

The Company may redeem the Notes in whole, and not in part, at its option, at any time prior to the Maturity Date, for a cash purchase price equal to the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest thereon plus a make-whole premium as provided in the Indenture. At any time prior to the Maturity Date, the Company may also redeem the Notes in whole, or from time to time in part, if the last reported sale price of the ordinary shares exceeds 250% of the conversion price then in effect and if the daily trading volume for ordinary shares on the NYSE exceeds 1,000,000 shares, in each case, for at least 20 trading days (which need not be consecutive), including at least one of the five trading days preceding the date on which the Company provides a notice for such redemption, during any 30 consecutive trading day period ending on, and including, the trading day preceding such notice date, for a cash purchase price equal to the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest thereon. The Notes are also subject to redemption at the option of the Company in the event of certain changes in tax law or listing status of the Notes or the status of the relevant stock exchange on which the Notes may be listed as a “recognised stock exchange” for purposes of certain tax laws related to withholding on payments of interest.

In addition, following certain corporate events that occur prior to the Maturity Date or following issuance by the Company of a notice of redemption, in each case as provided in the Indenture, in certain circumstances, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or who elects to convert any Notes called for redemption during the related redemption period. Additionally, in the event of a fundamental change (such term as defined in the Indenture), holders of the Notes will have the right to require the Company to repurchase all or a portion of their Notes at a price equal to the aggregate principal amount of any Notes to be repurchased plus accrued and unpaid interest thereon plus a make-whole premium.

Section 312.03(c) of the NYSE Manual

Pursuant to Section 312.03(c) of the NYSE Listed Company Manual, NYSE-listed companies are required to obtain shareholder approval prior to the issuance of ordinary shares, or of securities convertible into ordinary shares, in any transaction or series of related transactions if the number of ordinary shares to be issued is, or will be upon issuance, 20% or more of the number of ordinary shares outstanding before the issuance of the ordinary shares or of securities convertible into ordinary shares or 20% or more of the voting power outstanding before the issuance. Our ordinary shares are listed on the NYSE and we are subject to the NYSE Listed Company Manual. Because the conversion of the Notes and our election to settle certain interest make-whole payments in ordinary shares may result in the issuance of 20% or more of our issued and outstanding ordinary shares (“Share Cap”), we are seeking shareholder approval of the issuance of any ordinary shares issuable upon conversion of the Notes, including ordinary shares that we may issue under certain circumstances in satisfaction of an interest make-whole payment that may arise in connection with certain conversions, in excess of the Share Cap. Approval by shareholders is not required to approve the issuance of any ordinary shares issuable upon conversion of the Notes not in excess of the Share Cap.

We are seeking shareholder approval to make issuances of our ordinary shares upon conversion of the Notes in accordance with Section 312.03(c) because we would like to settle interest make-whole payments that may arise in connection with certain conversions of the Notes in excess of the Share Cap in our ordinary shares and to avoid having to pay cash for such interest make-whole payments in lieu of the ordinary shares above the Share Cap that cannot be issued in the absence of shareholder approval. Shareholder approval will provide us with greater financial flexibility in the event that any interest make-whole payment becomes due at a time when sufficient cash may not be available to the Company or the use of cash for this purpose (under then existing circumstances) may be unwise. We believe this settlement method will be in our best interests and the best interests of our shareholders at the time such payment is due.

Vote Required for Approval

The affirmative “FOR” vote from a majority of the votes cast at the Extraordinary General Meeting is required to approve the Proposal.

The Board of Directors Recommends a Vote “FOR” the Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of August 18, 2022 the most recent practicable date for which such information was available, as to our ordinary shares beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our ordinary shares, (2) each of our named executive officers and directors, and (3) all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 131,491,976 ordinary shares outstanding as of August 18, 2022.

In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding ordinary shares subject to options held by that person that are currently exercisable, or RSUs that vest, in each case, within 60 days of August 18, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Andrew Rickman(1)	17,676,326	13.4%
Chad Becker	3,166	*
Mahesh Karanth(2)	1,183,324	*
Amit Nagra(3)	1,569,973	1.2%
William Huyett	32,333	*
Brian Blaser	54,393	*
Caroline Brown(4)	57,451	*
Nicolaus Henke	—	*
Karim Karti	31,333	*
Michele Klein	7,333	*
Richard Kuntz	—
Pamela Puryear	7,333	*

All current executive officers and directors as a group(5)	17,869,668	13.6%
5% Shareholders:
ROC SPV XIX LLC(6)	13,017,705	9.9%
Highbridge Tactical Credit Master Fund, L.P.(7)	12,987,011	9.0%
Hengtong Optic-Electric International Co.(8)	6,949,317	5.3%
Wazee Street Opportunities Fund V LP(9)	13,017,705	9.9%
Whitebox Advisors LLC(10)	13,017,705	9.9%

*	Represents beneficial ownership of less than 1%.
(1)

Includes 17,508,450 ordinary shares and 167,876 ordinary shares subject to options and restricted stock units held by Dr. Rickman exercisable (with respect to options) or which will vest (with respect to restricted stock units) within 60 days of August 18, 2022, respectively.

(2)

Includes 24,762 ordinary shares and 1,158,562 ordinary shares subject to options and restricted stock units held by Mr. Karanth exercisable (with respect to options) or which will vest (with respect to restricted stock units) within 60 days of August 18, 2022, respectively. Mr. Karanth is no longer employed by the Company, and the Company does not know whether Mr. Karanth still owns these shares.

(3)

Includes 755,367 ordinary shares and 814,606 ordinary shares subject to options and restricted stock units held by Dr. Nagra exercisable (with respect to options) or which will vest (with respect to restricted stock units) within 60 days of August 18, 2022, respectively. Dr. Nagra is no longer employed by the Company, and the Company does not know whether Dr. Nagra still owns these shares.

(4)

Represents 7,333 ordinary shares and 50,118 ordinary shares subject to options and restricted stock units held by Dr. Brown exercisable (with respect to options) or which will vest (with respect to restricted stock units) within 60 days of August 18, 2022, respectively.

(5)

Includes 217,994 ordinary shares subject to options and restricted stock units held by our current directors and executive officers exercisable within 60 days of August 18, 2022, respectively. Excludes Mr. Karanth, who resigned as Chief Financial Officer effective June 17, 2022, and Dr. Nagra, whose employment was terminated on April 15, 2022.

(6)

Based on a Schedule 13G filed on June 23, 2022 by or on behalf of ROC SPV XIX LLC (“SPV XIX”) and other information provided by the beneficial owner. Consists of (i) Initial Warrants to purchase 12,375,648 ordinary shares at an exercise price of $5.00 per share, (ii) $33,617,000 principal amount of Initial Notes, which are convertible into 10,914,610 ordinary shares per the initial conversion price of $3.08 per ordinary share, (iii) Additional Notes and Additional Warrants that were or may be issued to SPV XIX pursuant to its option to acquire $34,883,000 principal amount of Additional Notes, which would be convertible into 11,325,649 ordinary shares per the initial conversion price of $3.08 per ordinary share, and Additional Warrants to purchase 11,325,649 ordinary shares at an exercise price of $5.00 per share, which option is exercisable from the date of the issuance of the Initial Notes until the date that is 12 months following the effective date of the registration statement covering the ordinary shares underlying the Notes and (iv) 1,461,038 ordinary shares issued upon conversion of a portion of the Initial Notes, which, in each case, reflects the partial conversions of the Initial Notes by SPV XIX on August 10, 2022 and August 15, 2022 and the partial exercise of such option to purchase Additional Notes and Additional Warrants in connection with such conversions. Each of (i) through (iii) are subject to the applicable Beneficial Ownership Limitation. Antonio Ruiz-Gimenez and Kerry Propper are each Managing Members of ATW Partners Opportunities Management, LLC (the “Adviser”), the investment manager of SPV XIX. Other affiliated entities of SPV XIX managed by the Adviser, including ROC SPV XIV LLC, own Rockley securities. Excludes any ordinary shares that may be issuable in connection with an interest make-whole payment, if any, or a ratchet anti-dilution adjustment, if any, as these shares will be issuable solely as the result of actions or elections taken or made by the Company, and thus does not have the right to acquire beneficial ownership of such ordinary shares within 60 days of August 18, 2022. The Warrants are subject to a blocker which prevents SPV XIX from exercising the Warrants to the extent that, upon such exercise, SPV XIX, together with its affiliates, would beneficially own in excess of 9.99% of the ordinary shares outstanding as a result of the exercise (the “Warrant Ownership Limitation”). The Notes are subject to a blocker which prevents SPV XIX from converting the Notes to the extent that, upon such conversion, SPV XIX, together with its affiliates, would beneficially own in excess of 9.90% of the ordinary shares outstanding as a result of the conversion (the “Notes Ownership Limitation” and, together with the Warrant Ownership Limitation, the “Beneficial Ownership Limitations”). The principal business address of the Adviser is 17 State Street, Suite 2100 New York, NY 10004.

(7)

Consists of (i) Initial Warrants to purchase 3,275,649 ordinary shares at an exercise price of $5.00 per share, (ii) $9,839,000 principal amount of Initial Notes, which are convertible into 3,194,480 ordinary shares per the initial conversion price of $3.08 per ordinary share, (iii) the option to acquire $9,911,000 principal amount of Additional Notes, which would be convertible into 3,217,857 ordinary shares per the initial conversion price of $3.08 per ordinary share, and Additional Warrants to purchase 3,217,857 ordinary shares at an exercise price of $5.00 per share, which option is exercisable from the date of the issuance of the Initial Notes until the date that is 12 months following the effective date of the registration statement covering the ordinary shares underlying the Initial Notes and (iv) 81,168 ordinary shares issued upon conversion of a portion of the Initial Notes, which, in each case, reflects the partial conversion of the Initial Notes by Highbridge Tactical Credit Master Fund, L.P. (the “Highbridge Fund”) on August 11, 2022 and the partial exercise of such option to purchase Additional Notes and Additional Warrants in connection with such conversion. Each of (i) through (iii) are subject to the applicable Beneficial Ownership Limitation. Highbridge Capital Management, LLC (“HCM”), the trading manager of the Highbridge Fund (the “Highbridge Fund”), has beneficial ownership of the shares held by the Highbridge Fund. HCM disclaims beneficial ownership of these shares. Excludes any ordinary shares that may be issuable in connection with an interest make-whole payment, if any, or a ratchet anti-dilution adjustment, if any, as these shares will be issuable solely as the result of actions or elections taken or made by the Company, and thus the Highbridge Fund does not have the right to acquire beneficial ownership of such ordinary shares within 60 days of August 18, 2022. The address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.
(8)

Based on a Schedule 13G/A filed on February 14, 2022. Lawrence Lau holds voting and dispositive power over these shares and disclaims beneficial ownership of such shares other than to the extent of any pecuniary interest therein. The principal business address of Hengtong Optic-Electric International Co. Limited is 88 Hengtong Road, Wujiang District, Suzhou, Jiangsu Province, China.

(9)

Based on a Schedule 13G filed on June 13, 2022 by or on behalf of Wazee Street Opportunities Fund V LP, a Delaware limited partnership (“Fund V”) and other information provided by the beneficial owner. Consists of (i) Initial Warrants to purchase 6,493,506 ordinary shares at an exercise price of $5.00 per ordinary share, (ii) $20,000,000 principal amount of Initial Notes, which is convertible into 6,493,506 ordinary shares based on the initial conversion price of $3.08 per ordinary share and (iii) Additional Notes and Additional Warrants that may be issued to Fund V pursuant to its option to acquire $20,000,000 principal amount of Additional Notes, which would be convertible into 6,493,506 ordinary shares per the initial conversion price of $3.08 per ordinary share, and Additional Warrants to purchase 6,493,506 ordinary shares at an exercise price of $5.00 per share, which option is exercisable from the date of the issuance of the Initial Notes until the date that is 12 months following the effective date of the registration statement covering the ordinary shares underlying the Initial Notes. Each of (i) through (iii) are subject to the Beneficial Ownership Limitations. Such ordinary shares that may be deemed to be beneficially owned by (i) Fund V; (ii) Wazee Street Capital Management LLC, a Delaware limited liability company (“Wazee Capital”), which serves as the investment manager to Fund V; and (iii) R. Michael Collins, the controlling member Wazee Capital (“Mr. Collins”). Excludes any ordinary shares that may be issuable in connection with an interest make-whole payment, if any, or a ratchet anti-dilution adjustment, if any, as these shares will be issuable solely as the result of actions or elections taken or made by the Company, and thus Fund V does not have the right to acquire beneficial ownership of such ordinary shares within 60 days of August 18, 2022. The address of the business office of Fund V, Wazee Capital and Mr. Collins is 8101 E Prentice Ave, Greenwood Village, CO 80111.

(10)

Based on a Schedule 13G filed on June 6, 2022 and other information provided by the beneficial owner. Consists of (i) Initial Warrants to purchase 4,870,130 ordinary shares at an exercise price of $5.00 per share, (ii) $15,000,000 principal amount of Initial Notes, which are convertible into 4,870,130 ordinary shares per the initial conversion price of $3.08 per ordinary share and (iii) Additional Notes and Additional Warrants that may be issued to the holders pursuant to their option to acquire $15,000,000 principal amount of Additional Notes, which would be convertible into 4,870,130 ordinary shares per the initial conversion price of $3.08 per ordinary share, and Additional Warrants to purchase 4,870,130 ordinary shares at an exercise price of $5.00 per share, which option is exercisable from the date of the issuance of the Initial Notes until the date that is 12 months following the effective date of the registration statement covering the ordinary shares underlying the Initial Notes. Each of (i) through (iii) are subject to the Beneficial Ownership Limitation. Whitebox Advisors LLC is the investment manager of the holders of such Initial Warrants, such Initial Notes and such option to acquire such Additional Warrants and such Additional Notes and has the power to vote and dispose of such shares. Whitebox Advisors LLC is owned by the following members: Robert Vogel, Jacob Mercer, Nick Stukas, Brian Lutz, Paul Roos and Dyal Capital Partners II (A), a non-voting member (the “Whitebox Members”), and such individuals and entity disclaim beneficial ownership of the shares except to the extent of their respective direct or indirect economic interests in

Whitebox Advisors LLC or the holders of such Warrants, such Notes and such options to acquire such Additional Warrants and such Additional Notes. Excludes any ordinary shares that may be issuable in connection with an interest make-whole payment, if any, or a ratchet anti-dilution adjustment, if any, as these shares will be issuable solely as the result of actions or elections taken or made by the Company, and thus the holders of such Initial Warrants and Notes do not have the right to acquire beneficial ownership of such ordinary shares within 60 days of August 18, 2022. The address of Whitebox Advisors LLC is 3033 Excelsior Boulevard, Suite 500, Minneapolis, MN 55416.

Other Matters

The Board of Directors knows of no matters, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any item or proposal that may properly come before the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

Tom Adams

General Counsel and Secretary

Altrincham, United Kingdom

September [●], 2022

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/RKLY • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-425-1670 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions

MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

You must register to attend the meeting online at www.proxydocs.com/RKLY

Rockley Photonics Holdings Limited

2022 Extraordinary General Meeting of Shareholders

For Shareholders of record as of September 29, 2022

TIME:	Monday, October 31, 2022 11:00 AM, Pacific Standard Time
PLACE:	Extraordinary General Meeting to be held live via the internet - Please visit
www.proxydocs.com/RKLY for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Chad Becker and Tom Adams (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Rockley Photonics Holdings Limited which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Rockley Photonics Holdings Limited

2022 Extraordinary General Meeting of Shareholders

Please mark your ballot like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON THE PROPOSAL

PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
	FOR	AGAINST	ABSTAIN
1. The issuance of any ordinary shares issuable upon conversion of the Notes in excess of the Share Cap.	☐	☐	☐	FOR

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date